March 20, 2015

Northern Lights Variable Trust

80 Arkay Drive

Hauppauge, NY 11788

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 129 to the Registration Statement, File Nos. 333-131820 and 811-21853 (the “Registration Statement”), of Northern Lights Variable Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 129 is effective for purposes of applicable federal and state securities laws, the shares of the funds listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal securities law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 129 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/MVW

619461.19

EXHIBIT A

1.	3Twelve Total Bond Portfolio
2.	7Twelve Balanced Portfolio
3.	Adaptive Allocation Portfolio
4.	Astor Long/Short ETF Portfolio
5.	BCM Decathlon Aggressive Portfolio
6.	BCM Decathlon Conservative Portfolio
7.	BCM Decathlon Moderate Portfolio
8.	BTS Tactical Fixed Income VIT Fund
9.	CAM Hedge VIT Fund
10.	Changing Parameters Portfolio
11.	Even Keel Premium Income Fund
12.	Innealta Capital Country Rotation Portfolio
13.	Innealta Capital Sector Rotation Portfolio
14.	JNF SSgA Tactical Allocation Portfolio
15.	JNF Dynasty Liquid Alternatives Portfolio
16.	JNF Sector Rotation Portfolio
17.	JNF SSgA Retirement Income Portfolio
18.	Leader Short Term Bond Portfolio
19.	Mariner Managed Futures Strategy Portfolio
20.	Power Income VIT Fund
21.	Probabilities VIT Fund
22.	TOPSTM Conservative ETF Portfolio
23.	TOPSTM Balanced ETF Portfolio
24.	TOPSTM Moderate Growth ETF Portfolio
25.	TOPSTM Growth ETF Portfolio
26.	TOPSTM Aggressive Growth ETF Portfolio
27.	TOPSTM Managed Risk Balanced ETF Portfolio
28.	TOPSTM Managed Risk Moderate Growth ETF Portfolio
29.	TOPSTM Managed Risk Growth ETF Portfolio
30.	TOPSTM Managed Risk Flex ETF Portfolio